EXHIBIT A

                            IDENTIFICATION OF FILERS



     (1) Circle T Partners, L.P. is a private investment partnership formed under the laws of State of Delaware. Tobias Bros. Inc. serves as the Investment Advisor of Circle T Partners, L.P. Mr. John Severson is the President of Tobias Bros. Inc.

     (2) Circle T International, Ltd. is an international business company formed under the laws of the British Virgin Islands. Tobias Capital L.P. is the Investment Manager of Circle T International Ltd. Mr. John Severson is the President of Tobias Capital, Inc., the general partner of Tobias Capital L.P.

     (3) JAG Multi-Investments LLC, a limited liability company formed under the laws of the State of Delaware, is a managed account. Tobias Bros. Inc. serves as the Investment Manager of this account and Mr. John Severson is the President of Tobias Bros. Inc.

     (4) Goren Cousins I LLC, a limited liability company formed under the laws of the State of New York, is a managed account. Tobias Bros. Inc. serves as the Investment Manager of this account and Mr. John Severson is the President of Tobias Bros. Inc.

     (5) Circle T2 LP is a private investment partnership formed under the laws of State of Delaware. Circle T2 Management, LLC is the General Partner of Circle T2 LP. Mr. Sam Tobias is the Managing Member of Circle T2 Management, LLC.